Liberty Star completes annual assessment work at Hay Mountain North (“HMN”)

FOR IMMEDIATE RELEASE

TUCSON, AZ–(September 30, 2019)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is nearing completion of required Arizona State Land Department (ASLD) assessment work on HMN Mineral Exploration Permit (MEP) lands by the October 4, 2019 deadline for the HMN block. Liberty Star acquired the HMN block in October 2018. This block of MEP lands, adjacent to, and contiguous with, the Company’s original Hay Mountain Project (the “Project”), added approximately 6 square miles nearly doubling the size of unpatented mineral holdings at the Project.

Field Manager Jay Crawford used a ThermoFisher Scientific Niton XL3t GOLDD+ x-ray fluorescence (XRF) handheld device to conduct geochemical surface studies over the area and has extended the biogeochemical study area to include HMN, fulfilling ASLD annual assessment requirements. Jay reports the equipment worked efficiently and produced high quality data and he looks forward to the November delivery of a brand new, and more sophisticated, Niton XL5 XRF device.

“This type of assessment work does much more than simply satisfy ASLD MEP retention requirements. It significantly increases our understanding of the potential mineral content of these lands,” said Mr. Gross, President and CEO of the Company, “We are very optimistic that this work will produce the types of confirming correspondence with the existing geophysical (ZTEM) signature already apparent in the HMN block that the same work has done at the original Hay Mountain Project site next door. We believe this data will dramatically expand the compelling geophysical and geochemical indicators of potential mineralization present throughout the Project, and is further evidence of a porphyry cluster related to the larger Tombstone caldera.”

Brett I. Gross

President & CEO

Liberty Star Minerals

Forward Looking Statements Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2019, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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Contact:

Liberty Star Minerals Investor Relations

Tracy Myers

520-425-1433

info@LBSR.us

Update 906